                                                                       Exhibit 5






June 9, 1998



Lennar Corporation
700 N.W. 107th Avenue
Miami, FL  33172

Dear Sirs:

We have acted as counsel to Lennar Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of resales of up to 413,210 shares (the "Shares") of Common Stock, par value $.10 per share, of the Company in a Registration Statement on Form S-3 (the "Registration Statement"). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Shares.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Prospectus which is a part of the Registration Statement.

Very truly yours,

ROGERS & WELLS LLP